THIRD AMENDMENT OF AGREEMENT

This Third Amendment of Agreement ("First Amendment") is entered into between BlueRock Energy Capital, Ltd., f/k/a/ BlackRock Energy Capital, Ltd. ("BREC"), with an address at 20445 State Highway 249, Suite 160, Houston, Texas 77070, and Axiom TEP, L.L.C., a Louisiana limited liability company, duly authorized to do business in Louisiana, appearing herein by and through its President duly authorized to act by its Board of Directors, whose address is 24900 Pitkin Road, Suite 308, Spring, Texas 77386 ("Axiom").

WITNESSETH:

WHEREAS, Axiom and BREC are parties to that certain Conveyance of Production Payment dated effective as of January 1, 2006, recorded at COB 1157, Page 554, and at Document #2005-00330234 of the Records of Union Parish, Louisiana, covering the Leases, Subject Lands, Subject Wells, Subject Interests and Rights of Way set forth in Exhibit "A" thereto ("Conveyance"); and

WHEREAS, Axiom and BlueRock are also parties to that certain corresponding unrecorded Production Agreement dated effective as of January 1, 2006 ("Production Agreement"); and

WHEREAS, capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Conveyance and the Production Agreement; and

WHEREAS, the Leases, Subject Lands, Subject Wells, Subject Interests and Rights of Way are located in Union Parish, Louisiana in the Monroe Field adjacent to the town of Marion (hereinafter sometimes collectively referred to as the "Marion Field Properties"); and

WHEREAS, to effectuate a temporary restructuring of certain terms of the Conveyance and the Production Agreement to provide Axiom financial relief from the application of the full Production Payment burdening the Marion Field Properties, BREC and Axiom entered into that certain Agreement dated effective as of May 1, 2008 ("Agreement"); and

WHEREAS, by First Amendment of Agreement dated effective as of August 10, 2008 ("First Amendment"), BREC and Axiom amended the Agreement to, among other items, extend to April 30, 2009, the date by which Axiom was to repurchase the BREC Production Payment; and

WHEREAS, by Second Amendment of Agreement dated effective as of May 1, 2009 ("Second Amendment"), BREC and Axiom further amended the Agreement to, among other items, extend to October 31, 2009, the date by which Axiom was to repurchase the BREC Production Payment (the Agreement, the First Amendment and the Second Amendment are collectively referred to as the "Workout Agreement"); and

WHEREAS, subsequent to execution of the Second Amendment, Axiom informed BREC that as of May 8, 2009, Axiom was delinquent in the payment of various obligations affecting the

Subject Interests including, but not limited to, payroll taxes (in the amount of $90,000.00 for 2008), lease royalties (in the amount of $66,022.55), $80,064.87 in accounts payable to various third party vendors ($44,833.60 of which were over 90 days old), and overriding royalties to a working interest partner related to properties covered by the Conveyance (which Axiom obligations are set forth in Schedule 1 attached hereto and made a part hereof - "Axiom's May 8, 2009 Obligations"); and

WHEREAS, Axiom's default under the Conveyance and the Production Agreement was confirmed by Notice of Default dated May 20, 2009 sent by counsel for BREC to Axiom, which default also constitutes a default by Axiom under Section 11. of the Workout Agreement; and

WHEREAS, Axiom has requested that BREC fund additional amounts to Axiom, or to third parties on behalf of Axiom, to (i) pay certain of Axiom's May 8, 2009 Obligations; (ii) to fund, if necessary, a portion of monthly operating expenses on the properties covered by the Conveyance commencing with the May 1, 2009 operating month; and (iii) fund additional capital expenditures relating to the Subject Wells and Leases; and

WHEREAS, BREC is agreeable to funding additional amounts to, or for the benefit of, Axiom subject to, and condition upon, the terms and provisions hereof and, accordingly, Axiom and BREC desire to further amend and/or supplement the Workout Agreement in accordance with the following terms and provisions hereof.

NOW, THEREFORE, in consideration of the mutual benefits to be derived by Axiom and BREC under the terms of this Third Amendment, the parties hereto agree as follows:

ARTICLE 1.

The Workout Agreement is amended by the deletion of Section 1. in its entirety, and by the substitution of the following Section 1. therefor:

"1.Commencing with production effective as of May 1, 2009, and continuing until the earlier of (A) October 31, 2009 or (B) the date that Axiom (a) has repaid to BREC any and all funds advanced by BREC to pay any of Axiom's May 8, 2009 Obligations together with the rate of return agreed to herein by the parties; (b) has repaid to BREC any and all funds advanced by BREC to or for the benefit of Axiom pursuant to Section 15.(a) of the Production Agreement, together with the applicable interest as stated therein; and (c) is no longer in default of any of its obligations under the terms and provisions of the Conveyance and/or the Production Agreement ("New Temporary Period"), the following provisions shall apply:

(i)Pursuant to Section 15.(b) of the Production Agreement, BREC shall receive direct payment from all purchasers of production of all proceeds attributable to Axiom's interest in the Marion Field Properties, including all pipeline gathering fees and other pipeline related revenues which Axiom is entitled to receive in connection with the ownership of said pipeline Facilities ("Axiom's Monthly Revenues");

(ii) BREC shall continue to have the right to receive BREC's full Production Payment portion of the total monthly revenues from the Marion Field Properties ("Production Payment Revenues") directly from the purchasers, without any obligation to apply any portion of such Production Payment Revenues to Axiom's monthly operating expenses for the Marion Field Properties;

(iii) BREC shall have the right, but not the obligation, to pay all or any part of Axiom's May 8, 2009 Obligations (including the right to negotiate and settle in full any of such obligations). BREC and Axiom recognize that Axiom's May 8, 2009 Obligations were previously misrepresented by Axiom as being paid and current. These misrepresentations by Axiom have put the Marion Field Properties at risk of being encumbered with recorded liens, collection lawsuits by third party vendors, lawsuits from royalty and overriding royalty owners, and statutory liens and collection lawsuits from various taxing authorities. Axiom has requested BREC to advance funds to satisfy Axiom's May 8, 2009 Obligations to avoid the liens and claims from adversely affecting the Marion Field Properties. These advances by BREC, made by BREC at BREC's sole discretion, would come from additional funds owned by BREC above and beyond, and separate and apart from, any funds originally contemplated by BREC to be used to purchase the Production Payment. These advances would be unrelated to the Production Payment purchased by BREC under the Conveyance. Axiom and BREC agree that there shall be no unconditional promise or obligation of Axiom to repay cash advances made by BREC under this Section 1.(iii), and that BREC shall look solely to production revenues from the Marion Field Properties and/or to proceeds resulting from alternative financing/funding obtained by Axiom, or from the sale or other disposition of all or a portion of Axiom's interests in the Marion Field Properties, for repayment to BREC of such cash advances. Accordingly, Axiom agrees that any funds advanced by BREC to Axiom to pay Axiom's May 8, 2009 Obligations shall be repaid to BREC at a rate of return sufficient to return to BREC on or before November 1, 2011, an amount equal to three (3) times the principal amount of such funds advanced by BREC under this Section 1.(iii). Subject to the following provisions of this Agreement, if all of Axiom's interests in the Marion Field Properties are sold prior to November 1, 2011, or if Axiom obtains alternative funding sufficient to deliver the Payoff (as hereinafter defined) to BREC prior to November 1, 2011, the rate of return to BREC on the cash advances to Axiom under this Section 1.(iii) shall be prorated up to the date of such sale. BREC shall keep separate records and accounting for all funds advanced by BREC to Axiom under this Section 1.(iii), and shall provide such accounting to Axiom on at least a quarterly basis.

(iv) Each month BREC shall have the right, but not the obligation, to pay for the benefit of Axiom, pursuant to Section 15.(a) of the Production Agreement and out of BREC's monthly Production Payment Revenues, all or a portion of any of Axiom's obligations relating to the Marion Field Properties arising subsequent to May 9, 2009 including, but not limited to, lease royalties, accounts payable to third party vendors, payroll taxes, overriding royalties ("Axiom's Current Obligations"). All of Axiom's Monthly Revenues shall be applied first to Axiom's Current Obligations. All amounts funded by BREC to pay Axiom's Current Obligations shall be separately accounted for by BREC pursuant to the terms of Section 15.(a) of the Production Agreement ("P-I-5 Account"). Any amounts funded by BREC on behalf of Axiom out of BREC's monthly Production Payment Revenues shall be accounted for in the P±5 Account; provided however, that if BREC utilizes any of BREC's Production Payment Revenues to pay any of Axiom's Current Obligations, such funds, for accounting purposes, shall not be treated as Production Payment Revenues received by BREC, and shall not be used to reduce the applicable Production Payment balance under the Conveyance and the Production Agreement;

(v) Axiom's three (3) existing bank accounts (one each for operating, payroll and royalty, together the "Bank Accounts") shall be utilized for joint operating costs on the Marion Field Properties subsequent to May 9, 2009, with authorized signatures of representatives of Axiom and BREC. Axiom shall take all steps to have BREC be an authorized signatory on such accounts for the Marion Field Properties. In addition to all of the information that Axiom is otherwise required to furnish monthly to BREC under the terms of the Conveyance and the Production Agreement, Axiom shall provide BREC with (i) copies of all third party invoices for services, equipment and materials relating to the Marion Field Properties after May 9, 2009, and (ii) a list of the payroll expenses and royalties applicable to such month, together with requests for payment of the same. BREC shall have the right, but not the obligation, to review and/or approve for payment any or all of such third party invoices, payroll expenses and royalties submitted by Axiom to BREC for review with request for payment. If BREC approves the payment of a third party invoice, payroll and/or royalties. BREC will deposit into the appropriate Bank Account sufficient funds to pay the approved invoices, payroll and/or royalties. BREC and Axiom shall use Axiom's Monthly Revenues first for applicable royalties and taxes, and then for the remainder of the third party expenses and payroll payments. If Axiom's Monthly Revenues are not sufficient to pay all approved third party invoices, charges for payroll and/or royalties for such month, BREC shall have the right, but not the obligation, to utilize all or a portion of BREC's Production Payment Revenues attributable to such month to pay all or a portion of the remaining portion of the unpaid approved invoices; and

(vi) New Work Plan funds, if any, advanced by BREC to Axiom to fund drilling, workovers and/or other production enhancement work on the Marion Field Properties ("New Work Plan Funds"), shall be added to the Production Payment balance at the time of such funding (by the written amendments required by the Conveyance and the Production Agreement) and all New Work Plan Funds shall be subject to the full ROR applicable in the Conveyance and the Production Agreement"

ARTICLE II.

The Workout Agreement is amended by the deletion of Section 2. in its entirety and by the substitution of the following Section 2. therefor:

"2. Commencing on May 1, 2009, the current contractual rate of return ("ROR") under the Conveyance and the Production Agreement shall be increased from the temporarily reduced level of eight percent (8%) to the eighteen percent (18%) ROR provided in the Conveyance and the Production Agreement. This increased ROR shall be applied to the contractual balance (including all fees described in Section 10. hereof) under the Conveyance and the Production Agreement immediately prior to May 1, 2009."

ARTICLE III.

The Workout Agreement is amended by the deletion of Section 5. in its entirety and by the substitution of the following Section 5. therefor:

"5.(A) On or before October 31, 2009, Axiom agrees to (i) repurchase the BREC Production Payment at its full contractual balance at the effective date of the repurchase, together with any applicable prepayment fee under Section 6. hereof; (ii) assign to BREC the permanent three percent (3%) of eight-eights (8/8ths) override in the Leases covered by the Conveyance; (iii) repay to BREC the full P+5 Account balance arising from all sums advanced by BREC to Axiom, subsequent to May 1, 2009, pursuant to Section 15.(a) of the Production

Agreement; and (iv) repay to BREC all sums advanced by BREC under Section 1.(iii) hereof, together with the agreed rate of return thereon (collectively "Payoff"). If Axiom completes the Payoff on or before October 31, 2009, the two (2) sets of original documents in Sections 3.(i), (iii) and (iv) hereof held by CH in escrow shall be returned by CH to Axiom, and CH shall at Payoff deliver to BREC the applicable Permanent ORRI Assignment in Section 3.(ii) above. If, by October 31, 2009, Axiom is unable to sell the properties covered by the Conveyance with the resultant Payoff to BREC cited herein, or otherwise deliver the Payoff to BREC (i.e. by obtaining alternative financing or other funding sufficient for Axiom to deliver the Payoff to BREC), then BREC at its sole option may elect (i) to take delivery of the original documents identified in Section 3.(i) -(iv) above (those that are effective as of November 1, 2009) out of escrow (and BREC's counsel CH is hereby authorized to release the same to BREC at such time) for recording and/or further handling by BREC, with all of the properties/interests covered thereby becoming BREC's sole property effective as of November 1, 2009, in exchange for BREC releasing Axiom of all obligations with respect to the Conveyance and the Production Agreement effective as of November 1, 2009; or (ii) to continue the Conveyance and the Production Agreement in full force and effect in accordance with their respective terms going forward after October 31, 2009, including but not limited to the full eighteen percent (18%) ROR on the Production Payment balance; and the right to enforce any or all of the remedies in Section 15. of the Production Agreement as applicable; and to cease the remittances to Axiom that were applicable during the Temporary Period under Section 1. hereof.

(13) Axiom shall proceed with due diligence and in good faith to pursue completion of the sale of the properties/interests covered by the Conveyance and/or to obtain alternative financing or other funding sufficient for Axiom to deliver the Payoff to BREC. If, at any time, Axiom or BREC receive a written offer to purchase the properties/interests covered by the Conveyance or a written proposal involving alternative financing, the receiving party shall immediately provide a copy of the same to the other party for review. Subject to the following provisions of this Agreement, Axiom shall have the right any time before October 31, 2009, to deliver the Payoff to BREC from any source. Notwithstanding any provision of this Agreement to the contrary, (i) any proposed assignment, sale, conveyance or other transfer of any of Axiom's interests in the Subject Interests or any part thereof, or any interest in any of the Facilities, shall continue to be subject to the restrictions in Section 1.08 of the Conveyance; (ii) unless Axiom receives BREC's prior written approval, no such assignment, sale, conveyance or other proposed transfer shall be for a price less than one hundred ten percent (110%) of the full contractual balance of the BREC Production Payment at the effective date of the proposed transfer; and (iii) any such assignment, sale, conveyance or other transfer in violation of this provision and/or Section 1.08 of the Conveyance shall be null and void.

(C) If Axiom or BREC receive a written purchase offer for the properties/interests covered by the Conveyance equal to or exceeding the minimum sale price requirement of subsection B. (ii) above (or approved by BREC in writing if such offer is less than such minimum sale price requirement) from a purchaser who Axiom and BREC determine has the financial capability and/or funding to complete the purchase, who is an "arms-length" purchaser and who is willing to make an earnest money deposit acceptable to BREC for such purchase, Axiom (a) shall diligently proceed to execute a binding purchase and sale agreement covering such interests, containing terms and conditions acceptable to BREC and BREC's counsel ("PSA"), and with a closing and funding date no later than October 31, 2009; (b) shall diligently proceed with such sale and closing; and (c) shall not, while the PSA is in effect, have the right to repurchase the BREC Production Payment utilizing any internal and/or third party funding source other than the funding from the buyer in the PSA.

(D) If Axiom repurchases the BREC Production Payment and completes Payoff on or before October 31, 2009, the applicable Permanent ORRI Assignment to BREC shall be effective as of the date of such repurchase of the BREC Production Payment, and either (i) Axiom shall deliver to BREC at such time the applicable Permanent ORRI Assignment containing such applicable effective date in the form of ORRI Assignment delivered by Axiom in escrow pursuant to Section 3. hereof or (b) Axiom hereby designates and appoints BREC as Axiom's agent and attorney-in-fact for the purposes of inserting the appropriate effective date into the Permanent ORRI Assignment, utilizing the "Blank" effective date Assignment delivered by Axiom in escrow pursuant to Section 3. hereof."

ARTICLE IV.

The Workout Agreement is amended by the deletion of Section 8. in its entirety, and by the substitution of the following Section 8. therefor:

"8.During the New Temporary Period, (i) Axiom shall prudently control costs of operating the properties covered by the Conveyance; (ii) no corporate General and Administrative expenses shall be included in the operating expenses; (iii) Axiom shall use its best efforts to keep monthly operating expenses limited to no more than Fifty Thousand and No/100 Dollars ($50,000.00) per month unless otherwise approved by BREC in writing; provided however, if in any month Axiom's operating expenses exceed $50,000.00 without prior written approval having been obtained from BREC, such overage shall not be considered a default under this Agreement if Axiom is otherwise in full compliance with all of Axiom's obligations under the Conveyance, the Production Agreement and this Agreement; (iv) payroll shall be limited to the four (4) field personnel identified by Axiom (William K. Bowen, Dodson G. Nale, Bobby S. Newsome and Roger D. Reeves) as of the effective date hereof (at the rates of compensation then being paid); provided however, that Axiom shall have the right to terminate any one or more of such named persons at any time and/or to reduce the rate of compensation then being paid to any one or more of such persons, as Axiom shall deem advisable for the prudent and cost efficient operations of the properties covered by the Conveyance; and (v) BREC shall have the right to implement any necessary measures to insure that Axiom's Current Obligations are being timely paid by Axiom."

ARTICLE V.

Section 10. of the Workout Agreement is amended by the addition of the following paragraph thereto:

"Also, in consideration of BREC entering into the Third Amendment of Agreement dated effective as of May 1, 2009 ("Third Amendment"), the Production Payment balance under the Conveyance shall be increased, effective as of May 1, 2009, by the amount of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00) to reflect the closing costs incurred by BREC in connection with the documentation necessary to provide the Third Amendment and other related documents, if necessary, for execution by the parties."

ARTICLE VI.

Section 11. of the Workout Agreement is amended by the deletion of Section 11. in its entirety, and by the substitution of the following Section 11. therefor:

"11. During the New Temporary Period, except as otherwise provided herein, Axiom shall continue to fully comply with the terms and provisions of the Conveyance and the Production Agreement, including but not limited to the restrictions in Section 36. Use of Production Proceeds of the Production Agreement."

ARTICLE VII.

As of the January 1, 2006 effective date of the Conveyance, (i) all of the flow lines, pipelines and any and all related facilities located on the Subject Leases (collectively the "Pipelines") and (ii) all easements, permits, licenses, surface and subsurface leases, rights of way, servitudes, and other surface and subsurface rights and interests which relate to any of the properties covered by the Conveyance, including but not limited to the Facilities, as described in Exhibit "A-1" to the Conveyance (collective the "Rights of Way"), were owned by Axiom. Axiom acknowledges that BREC relied upon Axiom's ownership of the Pipelines and Rights of Way, and revenues attributable thereto, in making BREC's decision to purchase the Production Payment covered by the Conveyance and the Production Agreement. Section 1.08 of the Conveyance provides that any purported assignment, sale, conveyance or other transfer of any of the Facilities covered by the Conveyance including, but not limited to, the Pipelines and the Rights of Way, without the (i) express written consent of BREC and (ii) transferee expressly agreeing to assume and perform all of Axiom's obligations under the Conveyance and the Production Agreement, shall be null and void. It is BREC's understanding that, subsequent to the effective date of the Conveyance, Axiom has made internal bookkeeping entries and/or allocations of Pipeline revenues to Tiger Bend Pipeline Company ("Tiger Bend"), a company affiliated with Axiom. This internal allocation of Pipeline revenues is contrary to the intention of the parties under the Conveyance and the Production Agreement that all Pipeline revenues be utilized to pay, if necessary, monthly expenses on the Marion Field Properties. Axiom acknowledges and agrees that all Pipeline revenues are to be used toward a reduction of the existing expenses, and future expenses, on the Marion Fields Properties during the New Temporary Period. In addition, BREC confirms notice to Axiom that any purported transfer by Axiom to Tiger Bend of any title interest in the Pipelines shall be null and void under Section 1.08 of the Conveyance. Axiom agrees that Axiom shall, prior to execution of this Third Amendment, provide BREC with (i) evidence, satisfactory to BREC in BREC's sole discretion, that Axiom has not transferred any ownership interest in the Pipelines or any of the Facilities to any third party; and (ii) a letter executed by Tiger Bend stating that Tiger Bend claims no interest in any of the Pipelines, Pipeline revenues, Rights of Way or any other Facilities covered by the Conveyance. All revenues attributable to such Pipeline and/or Rights of Way Facilities shall continue to be subject to the terms of Section15.(i) of the Production Agreement, whereby BREC shall have the right, while Axiom is still in default under the Conveyance and the Production Agreement, to receive all of such proceeds directly, and to apply any or all of such proceeds against funds advanced by BREC to Axiom under Section 15.(a)(i) of the Production Agreement. Axiom shall bear all costs incurred by BREC with respect to the documentation referenced herein.

ARTICLE VIII.

This Third Amendment shall be effective as of May 1, 2009.

ARTICLE IX.

Except as herein amended, the Workout Agreement shall remain in full force and effect in accordance with all of its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment in the spaces provided below. This Third Amendment may be executed in multiple counterpart originals, the signature pages of which may be combined into multiple completed original instruments.

WITNESSES: /s/ DeAnne Shepard DeAnne Shepard /s/ Rebecca S. Fisbeck Rebecca S. Fisbeck	AXIOM TEP, L.L.C. By: Maxim TEP, Inc., Sole Member By: /s/ Robert D. Johnson Robert D. Johnson Chief Executive Officer and President Dated: 7/24/2009 AXIOM

WITNESSES: /s/ David C. David C. /s/ R. Scott Abel R. Scott Abel	BLUEROCK ENERGY CAPITAL, LTD. By: BlueRock Energy Capital Management, L.L.C. By: /s/ Catherine L. Sliva Catherine L. Sliva President Dated: 7/24/2009

	Current	1 - 30	31 - 60	61 - 90	> 90	TOTAL
2-P Tire Service	53.29	20 16	38.27	0.00	0.00	111.72
AT&T	110.99	0.00	0.00	0.00	0.00	110.99
Blackgold Enterprises	0.00	0.00	0.00	0.00	1,738 00	1,738.00
Blast Energy Services, Inc	0.,.0,0	C 00	0.00	0.00	1,480 00	1,480.00
Brown Radiator & Frame, Inc.	0.00	0.00	197.93	0.00	0 00	197.93
Cananwill, Inc	0.00	0.00	0.00	0.00	21,961.34	21,961.34
Caterpillar AccessAccount	0.00	0.00	0.00	0.00	74.08	74.08
CenturyTel	250.97	0.00	0.00	0.00	0.00	250.97
Certex USA, Inc	0.00	0.00	0.00	0.00	1,012.88	1,012.88
Chase Bank	0.00	5,069.44	0.00	0.00	250.00	5,319.44
Claiborne Electric	150.00	0.00	0.00	0.00	0.00	150.00
Daniel Green Oil Co Inc.	1,165.58	1,834.26	1,381.31	0.00	0.00	4,381.15
Entergy	0.00	166.85	0.00	0.00	0.00	166.85
Estis Compression	7,1213,00	7,128.00	7,128.00	0.00	0.00	21,384.00
Farrnerville Motors, Inc	0.00	0.00	0.00	0.00	899.21	899.21
Global Tower, LLC	281.42	281.42	0.00	0.00	168.48	731.32
Gly-Tech	0.00	0.00	0.00	0.00	7,441.01	7,441.01
Grainger	0.00	0.00	0.00	0.00	1,849.08	1,849.08
James P. Hill, Inc	0.00	0.00	0.00	0.00	2,838.35	2,838.35
Louisiana Department Of Revenue	285.51	0.00	0.00	0.00	0.00	285.51
Monroe Mack Sales, Inc	0.00	0.00	0.00	0.00	762.84	762.84
Moore Wireline	0.00	0.00	0.00	0.00	3,200.00	3,200.00
R & S Supply Inc - Bastrop	0.00	226.00	368.48	143.00	0.00	737.48
Robert 1) Johnson	0.00	0.00	0.00	0.00	502.33	502.33
Salem Water Company	71.48	0.00	0.00	0.00	0.00	71.48
Shaw Oxygen Company, Inc.	0.00	0.00	58.50	0.00	0.00	58.50
State Of Louisiana-DMV	630.00	0.00	0.00	0.00	0.00	630.00
Terrie L Darby	799.00	0.00	0.00	0.00	0.00	799.00
Trenton Appliance Co, Inc.	0.00	0.00	0.00	0.00	432.00	432.00
Tucker & Son Builders Supply	0.00	0.00	0.00	0.00	55.15	55.15
Tucker Steel Supply	0 00	0.00	0.00	0.00	168.85	168.85
Union Auto Parts, Inc.	248.80	14.61	0.00	0.00	0.00	263.41
TOTAL	11,175.04	14,740.74	9,172.49	143.00	44,833.60	80,064.87
022709 Revenue Cks Holding						27,249.81
033009 Revenue Cks Holding						23,506.34
043009 Revenue Cks Holding						15,266,40
05/15/09 Payroll						14900.00
05/31/09 Payroll						12,000.00
2008 Payroll Taxes						90,000.00
						260,087.42

'rota; Costs

LAW OFFICE OF
MICHAEL S. COYLE
210 WEST FLORIDA AVENUE
POST OFFICE BOX 636
RUSTON, LOUISIANA 71273-0636
rniiczcovleasuddenlinkmail.con

April 16, 2009

Axiom, TEP, Inc. 24900 Pitkin Road — Suite 308 Spring, Texas 77386 Axiom, TEP, LLC 9400 Grogan's Mill Road Ste. 205 The Woodlands, Texas 77380	Via Certified U.S. Mail — Return Receipt Article No. 7007 0710 0001 4528 2035 Via Certified U.S. Mail — Return Receipt Article No. 7007 0710 0001 4528 2042

Re:  Owner No. 002400
        Union Parish, Louisiana
        Our File No. 09-081

Ladies & Gentlemen:

I represent Citadel Resources, Inc., which owns an Overriding Royalty Interest arising from numerous Oil, Gas & Mineral Leases located in the Monroe Field, currently producing from the Arkadelphia Formation, Union Parish, Louisiana_ These Overriding Royalty interests were acquired by R. F. Cox from Ergan, Inc., and he transferred them to Citadel Resources, Inc. Enclosed are copies of the transfer documents identifying the leases from which these Overriding Royalty Interests arise.

My client also has a working interest in the W. T. Miller No. 1 and the J. N. Harrell No. 1 Wells.

My client advises me that you are in default for non-payment of royalties due it. Specifically, my client advises me that it has received no payments for production from the months of December, 2008, and January, 2009. My client did, on April 6, 2009, receive a check from you which was dated January 30, 2009, representing production for November, 2008. Obviously, this check has been held and is past due. We are returning that check to you since your company is in default.

In accordance with R. S. 31:212.2], this letter is to serve as written notice of your failure to make timely or proper payment of the royalties due my clients. Under the provisions of R. S. 31:212.22, you shall have thirty (30) days after receipt of this notice within which to pay all past due royalties and working interest production payments, plus legal interest at 5.50 percent from the date each payment became due, or to respond by stating in writing, a reasonable cause for non-payment. Your failure to do so could cause you to be subject to the penalties of R. S. 31:212.23, together with any other remedies that may be available to my client under law or contract. The penalties for failure to pay all past due royalties within thirty (30) days of receipt of this demand is double the amount of the penalties due, plus reasonable attorney's fees.

Trusting that this matter will receive your prompt attention, I am,

Very Truly Yours,

/s/ Michael S. Coyle
Michael S. Coyle

MSC/zd
Encls.

cc:   R. F. Cox (w/o enls.)
Don Mears (w/o enls.)
Bill l3hnore (w/o enls.)